Exhibit 99.1
Notice to Executive Officers and Directors of Midwest Banc Holdings, Inc. regarding the Midwest Banc Holdings, Inc. 401(k) Plan and Trust “blackout period” and restrictions on ability to trade in equity securities of Midwest Banc Holdings, Inc.

TO:	All members of the Board of Directors and Executive Officers of Midwest Banc Holdings, Inc.

FROM:	Mary C. Ceas, Senior Vice President – Human Resources

RE:	Important Notice regarding the Midwest Banc Holdings, Inc. 401(k) Plan and Trust “blackout period” and restrictions on ability to trade in equity securities of Midwest Banc Holdings, Inc. (“Midwest”)

DATE:	December 2, 2005
     Participants in the Midwest Banc Holdings, Inc. 401(k) Plan and Trust (the “Plan”) have been notified that there will be a temporary “blackout period” that will apply to the Plan due to the Plan’s conversion to a new record keeper. The blackout period is necessary to allow sufficient time to complete the conversion to the new record keeper. During the blackout period, Plan participants will be unable to direct or diversify investments in their individual accounts, or obtain a loan, withdrawal or distribution from the Plan. This notice is to inform you of significant restrictions on your ability to trade in any equity security of Midwest during the upcoming blackout period. The blackout period will be in effect beginning at 12:01 a.m. Central time on January 2, 2006 and is expected to end on or before the close of business on January 20, 2006.
     Even if you are not a participant in the Plan, this restriction does affect you — please read this entire memorandum.
     During the blackout period, and in accordance with Section 306(a) of the Sarbanes-Oxley Act of 2002 and the Securities and Exchange Commission’s (the “SEC”) rules promulgated thereunder, as directors and executive officers of Midwest, you are prohibited from, directly or indirectly, purchasing, selling, or otherwise acquiring or transferring any equity securities of Midwest “acquired in connection with [your] service or employment as a director or executive officer” of Midwest (as defined in the SEC’s rules). Generally, this rule applies to directors and executive officers of public companies and is designed to ensure they do not buy or sell securities of an issuer when participants of pension plans are temporarily prevented from engaging in equity security transactions through their plan accounts.
     Although this trading restriction is subject to certain exceptions, given the complexity of the rule and the short duration of the blackout period, you should seriously consider avoiding transactions involving Midwest equity securities during the blackout period (including, but not limited to, any purchases or dispositions of Midwest common stock held inside or outside of the

Plan, selling any Midwest common stock you originally received as a restricted stock grant or upon the exercise of any of your stock options and/or exercising any of your stock options).
     Midwest will notify you and all Plan participants by mail when the blackout period has ended.
     The restrictions described above also apply in addition to the trading restrictions under the Midwest’s securities trading policy.
     If you should have any questions concerning this notice or the blackout period, please feel free to contact me at 501 West North Avenue, Melrose Park, Illinois 60160; telephone (708) 865-1053, or e-mail ceas@midwestbank.com.